Exhibit 99.1

NASTECH ACQUIRES EXCLUSIVE WORLDWIDE RIGHTS TO PATENTS AND PATENT
APPLICATIONS FOR PEPTIDE YY ANALOGS IN THE FIELDS OF OBESITY AND
APPETITE SUPPRESSION FROM UNIVERSITY OF CINCINNATI

BOTHELL, Wash., November 23, 2004 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced today it has acquired exclusive worldwide rights to patents and patent applications from the University of Cincinnati covering analogs of Peptide YY, or peptide derivatives, in the fields of obesity, appetite suppression, reducing food intake, inducing weight loss and inducing satiety.

The agreement includes exclusive commercial rights to issued U.S. patent 5,604,203, which relates to analogs of Peptide YY, or peptide derivatives, and uses thereof as therapeutic agents in the treatment of gastroenterological disorders; issued U.S. patents 6,013,633, 6,235,718 and 6,737,408, which relates to compounds for control of appetite; and U.S. patent 6,046,167, which relates to analogs of Peptide YY. The agreement also includes U.S. Patent Application No. 20040209820 and U.S. provisional application entitled, “Compounds to control appetite” which also contains peptide brain delivery technology. Specific terms of the agreement are undisclosed. However, in addition to paying an upfront licensing fee to UC, UC is entitled to receive milestone payments and patent based royalties.

“We believe this important agreement with Nastech validates the potential and value of our scientific research in the important area of obesity,” said Ambikaipakan Balasubramaniam, Ph. D., Professor, Department of Surgery, University of Cincinnati Medical Center. “Our PYY analogs, we believe, have significant potential to treat obesity because they are smaller (making them easier to be absorbed nasally), are more stable in the bloodstream and have greater specificity for the Y2 receptors than the endogenous PYY(3-36) molecule. Our portfolio also includes a unique set of tripeptide based anorexigenic compounds. These are non-PYY(3-36) related compounds, and if successfully delivered to the brain, using Nastech nasal delivery techniques and brain delivery technology within my licensed patents, could evolve into an entirely new and powerful class of drugs to control obesity” added Dr. Balasubramaniam. “We hope that continued scientific research will result in a potential remedy to the curse of obesity and its co-morbidities and we are pleased to be able to contribute to Nastech’s development programs for obesity therapeutics.”

“We are very excited about this license to Nastech, since we feel it is an excellent fit. Combining Nastech’s nasal drug delivery technology with Dr. Balasubramaniam’s compounds creates meaningful potential for further development,” said Richard Kordal, Ph. D., Director, Intellectual Property Office, University of Cincinnati. “We are pleased to announce this latest partnership with industry, which is another concrete example of the execution of our strategic plan, UC|21.”

“Nastech is committed to obesity research and this agreement further strengthens our strategic position in a rapidly emerging competitive landscape,” said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. “We now have access to a number of additional peptide candidates that may represent a second generation of obesity compounds. Importantly, these novel compounds are covered by composition of matter patents, a keystone to intellectual property protection.”

ABOUT PEPTIDE YY ANALOGS

Experimental and clinical observations have supported the concept that molecules which bind Y2 receptors, such as Peptide YY, have shown promise as obesity therapeutics. Y2 receptor binding modulates appetite circuits in the hypothalamus and induces satiety. The degree of specificity for Y2 receptors is important and believed to correlate with the induction of satiety. The compounds that are the subject of the patents and patent applications under this agreement are highly Y2 specific.

ABOUT OBESITY

Overweight and obesity are chronic conditions that affect millions of people worldwide and often require long-term or invasive treatment to promote and sustain weight loss. According to recent estimates from the National Institutes of Health, nearly two-thirds of U.S. adults are overweight and nearly one-third are obese. Obesity among adults has doubled in the past two decades, while overweight among adolescents has tripled. Research studies have shown that obesity increases the risk of developing a number of adverse conditions including type 2 diabetes, hypertension, coronary heart disease, ischemic stroke, colon cancer, post menopausal breast cancer, endometrial cancer, gall bladder-disease, osteoarthritis and obstructive sleep apnea.

ABOUT NASTECH

Nastech is an emerging pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The company’s proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. These drugs include peptides, proteins and RNAi therapeutics. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management, and osteoporosis. Additional information about Nastech is available at www.nastech.com.

ABOUT THE UNIVERSITY OF CINCINNATI MEDICAL CENTER

The University of Cincinnati Medical Center is one of the largest health sciences centers in the state of Ohio and includes the Colleges of Allied Health Sciences, Medicine, Nursing and Pharmacy; the Hoxworth Blood Center; UC’s Genome Research Institute; UC Physicians; and the Medical Center affiliated institutions — University Hospital, Cincinnati Children’s Hospital and Shriners Burns Institute. The University of Cincinnati Medical Center seeks to enhance and improve the quality of health for people everywhere by discovering, teaching and applying knowledge related to the health sciences.

NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements that become untrue because of subsequent events.

Contacts:
Nastech:
Investor Contact:	Stacie D. Byars (425) 908-3639 ir@nastech.com

     Burns McClellan:

Media Contact:	Kathy Jones, Ph.D. (212) 213-0006